Exhibit 99.1
PRESS RELEASE

Contact:	Michele Harrison Vice President, Investor Relations (314-633-4282)
Panera Bread Reports Q4 EPS of $0.84 (including $0.03 in charges), up 50% over Q4 2007
HIGHLIGHTS
•	Q4 2008 operating profit up 35% over Q4 2007 on revenue growth of 19%

•	Q4 2008 system-wide comparable bakery-cafe sales up 2.7%

•	FY 2008 EPS growth of 24% versus fiscal 2007

•	FY 2009 EPS target re-affirmed at $2.55 to $2.71 (up 15% to 22% versus 2008)

•	Q1 2009 EPS target set at $0.53 to $0.59 (up 29% to 44% versus Q1 2008)
St. Louis, MO, February 12, 2009 — Panera Bread Company (Nasdaq:PNRA) today reported net income of $26 million, or $0.84 per diluted share, for the fourth quarter ended December 30, 2008, including $0.03 per diluted share of charges. These charges include a $0.01 net charge for a write-off of the Company’s investment in the Columbia Strategic Cash Portfolio, a $0.01 charge for the write-off of assets associated with the roll-out of the Company’s new coffee program and a $0.01 charge for reserves associated with legal settlements. These results compare to net income of $18 million, or $0.56 per diluted share, for the fourth quarter ended December 25, 2007.
For the fiscal year ended December 30, 2008, net income was $67 million, or $2.22 per diluted share. These results compare to net income of $57 million, or $1.79 per diluted share, for the fiscal year ended December 25, 2007, representing a 24% year-on-year growth rate.
Of note, the Company’s results for the fourth quarter and full year 2008 were comprised of 14 and 53 weeks, respectively, compared to a 13 week fourth quarter and 52 week fiscal year in 2007. The Company’s fourth quarter and full year 2008 consolidated statements of operations and margin analysis are attached as Schedule I. The following tables set forth, for the periods indicated, certain items included in the Company’s consolidated statements of operations (in thousands, except per share data and percentages):

	For the 14 Weeks	For the 13 Weeks
	Ended	Ended	Percentage
	December 30, 2008	December 25, 2007	Change
Total revenue	$357,812	$300,843	19%
Operating profit	$41,668	$30,849	35%
Net income	$25,549	$17,834	43%
Diluted earnings per share	$0.84	$0.56	50%
Shares used in diluted EPS	30,576	32,098

	Fiscal Year Ended		Percentage
	December 30, 2008	December 25, 2007	Change
Total revenue	$1,298,853	$1,066,691	22%
Operating profit	$112,706	$89,278	26%
Net income	$67,436	$57,456	17%
Diluted earnings per share	$2.22	$1.79	24%
Shares used in diluted EPS	30,422	32,178
Fourth Quarter 2008 and Full Year 2008 Results & Business Review
In full year 2008, the Company’s focus was on executing its plan to drive margin improvement, while growing sales and increasing returns on incremental invested capital. In the fourth quarter and full year 2008, the Company’s success with this plan was evidenced by the Company’s performance on its key metrics:
Comparable Bakery-Cafe Sales Growth1
In the fourth quarter of 2008, system-wide comparable bakery-cafe sales rose 2.7% versus the comparable 14 week period in 2007 (1.9% in Company-owned and 3.3% in franchise-operated comparable bakery-cafes).
The components of Company-owned comparable bakery-cafe sales growth of 1.9% in the fourth quarter of 2008 include: year-over-year retail price increases of 6.1%, transaction decline of negative (3.2)% and mix impact of negative (1.0)%. These results were impacted by severe winter weather in the Company’s core mid-west and eastern markets, which the Company estimates had approximately a negative (0.8)% impact on transaction and comparable bakery-cafe sales growth.
For full year 2008, system-wide comparable bakery-cafe sales rose 3.4% versus the comparable 53 week period in 2007 (3.6% in Company-owned and 3.4% in franchise-operated comparable bakery-cafes).
The components of full year 2008 Company-owned comparable bakery-cafe sales growth of 3.6% include: year-over-year retail price increases of 5.3%, transaction decline of negative (1.5)% and mix impact of negative (0.2)%.
Operating Margin Improvement
In the fourth quarter of 2008, the Company generated operating margin improvement of 130 basis points compared to the fourth quarter of 2007. More than 200 basis points of this margin improvement was driven through category management and other margin improvement initiatives, offset by approximately 80 basis points of unfavorability from the year-over-year increase in the price of wheat, net of price increases. For full year 2008, operating margin improved a net 30 basis points despite approximately 120 basis points of unfavorability from the year-over-year increase in the cost of wheat, net of price increases, and diesel fuel.

[1]	Additional comparable bakery-cafe sales information is attached as Schedule III, which includes sales growth with and without the impact of the additional week in the fourth quarter and fiscal year 2008 as compared to the comparable periods in 2007. The comparable bakery-cafe sales information discussed above reflects the inclusion of the additional week in the comparable 2007 periods.

New Unit AWS and Development
In the fourth quarter of 2008, average weekly sales (“AWS”) for Company-owned new units improved to $36,943 compared to $34,777 in the fourth quarter of 2007. Along with its improved margins, the Company’s improvement in new unit AWS drove improvement in its overall return on invested capital. A schedule of the Company’s fourth quarter 2008 AWS is attached as Schedule II.
During the fourth quarter of 2008, the Company opened 32 new bakery-cafes system-wide, resulting in 1,325 bakery-cafes open system-wide as of December 30, 2008. The breakdown of bakery-cafes between Company-owned and franchise-operated is as follows:

	Company-owned	Franchise-operated	Total System

Bakery-cafes as of September 23, 2008	555	739	1,294
Bakery-cafes opened	8	24	32
Bakery-cafe closed	(1)	—	(1)

Bakery-cafes as of December 30, 2008	562	763	1,325
2009 Business Outlook
Full Year 2009 Targets
EPS Target
The Company today is re-affirming its earnings per diluted share target for full year 2009 at $2.55 to $2.71 per diluted share, compared to earnings per diluted share of $2.22 in full year 2008. If the Company meets its target, it would generate diluted earnings per share growth of 15% to 22% in 2009. The full year 2009 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The Company is focused on growing gross profit dollars per bakery-cafe by driving gross profit per transaction growth and transaction growth (the best proxy for gross profit per transaction growth is average check growth which, in turn, consists of price and mix impact on check).
The Company’s full year 2009 target assumes Company-owned comparable bakery-cafe sales growth of 0.5% to 2.5%, consisting of approximately 3% of year-over-year price (primarily roll-in price increases from 2008), positive mix growth of 1.0% to 1.5%, and transaction decline of negative (3.5%) to (2.0%).
Operating Margin Improvement
The Company will continue its efforts to drive operating margin expansion in 2009 through its gross profit growth initiatives and by leveraging its scale to moderate cost inflation. Based on these initiatives and the expected benefit of lower wheat and diesel fuel costs in 2009, the Company is targeting approximately 75 to 125 basis points of operating margin improvement in full year 2009.

New Unit AWS and Development
The Company is targeting approximately 80 to 90 new unit openings system-wide in 2009. Average weekly sales for Company-owned new units is targeted to be $36,000 to $38,000.
Q1 2009 Targets
EPS target
For the first quarter of 2009, the Company is targeting earnings per diluted share of $0.53 to $0.59 versus $0.41 per diluted share in the first quarter of fiscal 2008. If the Company meets the target, diluted earnings per share will grow 29% to 44% in the first quarter of 2009 versus the first quarter of 2008. This first quarter 2009 diluted earnings per share target includes the following key assumptions:
Comparable Bakery-Cafe Sales Growth
The first quarter of 2009 target assumes Company-owned comparable bakery-cafe sales decline of negative (0.5)% to positive 0.5%, consisting of negative mix impact of (1.0)% to (0.5)%, approximately 4% of price rolling in from 2008, and transaction decline of between negative (3.5)% to (3.0)%.
Company-owned comparable bakery-cafe sales declined (2.0)% in the first fiscal period of 2009 (first 28 days of the fiscal year) and grew to positive 0.9% in the first fifteen days of the second fiscal period of 2009. These results were impacted by severe winter weather in the Company’s core mid-west and eastern markets, which the Company estimates had approximately a negative (1.5)% impact on transaction and comparable bakery-cafe sales growth in the first fiscal period of 2009.
Operating Margin Improvement
In the first quarter of 2009, the Company is targeting approximately 125 to 200 basis points of expansion in its operating margin as a byproduct of both its category management and cost initiatives and the year-over-benefit in wheat and diesel costs.
New Unit AWS and Development
The Company is targeting approximately 5 to 10 system-wide new unit openings in the first quarter of 2009 with average weekly sales for Company-owned new units consistent with its full year target of $36,000 to $38,000.
Concluding Comment
Chairman and Chief Executive Officer Ron Shaich commented: “Panera was the best performing restaurant stock in 2008. More importantly, it was also the best performing restaurant stock (over $250 million market capitalization) over the last decade (for the ten years ending December 31, 2008). Our focus on driving margins while growing sales and strengthening return on incremental invested capital, all while increasing long-term concept differentiation, has continued to deliver results. With Panera’s concept resonating strongly with guests and with a debt-free balance sheet, we believe Panera will come out of the recession with even greater competitive advantage. In sum, we believe Panera is well-positioned to continue its record of success well into the next decade.”

Notes
The Company will discuss fourth quarter and fiscal 2008 results, preliminary comparable bakery-cafe sales results for the first 43 days of the fiscal 2009 first quarter, and quarterly and full year 2009 targets and business outlook in a conference call that will be broadcast on the Internet at 8:30 A.M. Eastern Time on Friday, February 13, 2009. To access the call or view a copy of this release, go to http://www.panerabread.com/investor. Access to the call and the release will be archived for one year.
Franchise-operated and system-wide comparable bakery-cafe sales percentages are non-GAAP measures and as such, should not be considered in isolation or as a substitute for other measures of performance prepared in accordance with GAAP and may not be comparable to system-wide comparable bakery-cafe sales as defined or used by other companies. We do not record franchise-operated bakery-cafe sales as revenues. However, our royalty revenues are calculated based on a percentage of franchise-operated bakery-cafe sales. We use franchise-operated and system-wide sales information internally in connection with store development decisions, planning, and budgeting analyses. We believe franchise-operated and system-wide sales information is useful in assessing consumer acceptance of the Company’s brand; facilitates an understanding of financial performance and the overall direction and trends of sales and operating income; helps us appreciate the effectiveness of our advertising and marketing initiatives which the Company’s franchisees contribute based on a percentage of their sales; and provides information that is relevant for comparison within the industry.
Panera Bread Company owns and franchises 1,252 bakery-cafes under the Panera Bread® and Saint Louis Bread Co.® names as of December 30, 2008. With its identity rooted in handcrafted, fresh-baked, artisan bread, Panera Bread is committed to providing great tasting, quality food that people can trust. Highlighted by antibiotic free chicken, whole grain bread, select organic and all-natural ingredients and a menu with zero grams added trans fat, Panera’s bakery-cafe selection offers flavorful, wholesome offerings. The menu includes a wide variety of year-round favorites, complemented by new items introduced seasonally with the goal of creating new standards in everyday food choices. In neighborhoods across the United States and in Canada, guests are enjoying Panera’s warm and welcoming environment featuring comfortable gathering areas, relaxing decor, and free internet access provided through a managed WiFi network. At the close of each day, Panera Bread bakery-cafes donate bread and baked goods to community organizations in need. Additional information is available on the Company’s website, http://www.panerabread.com. Panera also holds a 51% interest in Paradise Bakery & Cafe, Inc., owner and franchisor of 73 bakery-cafes as of December 30, 2008.

Matters discussed in this news release, including any discussion or impact, express or implied, on the Company’s anticipated growth, operating results, and future earnings per share, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “believe”, “positioned”, “estimate”, “project”, “target”, “continue”, “intend”, “expect”, “future”, “anticipates”, and similar expressions. All forward-looking statements included in this release are made only as of the date of this release, and we do not undertake any obligation to publicly update or correct any forward-looking statements to reflect events or circumstances that occur or which we hereafter become aware, after that date. Forward-looking information expresses management’s present belief, expectations, or intentions regarding the Company’s future performance. The Company’s actual results could differ materially from those set forth in the forward-looking statements due to known and unknown risks and uncertainties and could be negatively impacted by a number of factors. These factors include, but are not limited to, the following: inability to execute our growth strategy, including, among other things, variations in the number, timing, and successful nature of Company-owned and franchise-operated bakery-cafe openings and continued successful operation of bakery-cafes; failure to comply with government regulations; changes in consumer spending habits as a result of an extended economic downturn; loss of a member of senior management; inability to recruit qualified personnel; failure or inability to protect our brand, trademarks, or other proprietary rights; competition; rising insurance costs; disruption in our supply chain or increases in ingredient, product, or other supply costs; disruptions or supply issues in our fresh dough facilities; health concerns about the consumption of certain products; complaints and litigation; risks associated with acquisitions; other factors, some of which may be beyond our control, effecting our operating results; and other factors that may effect restaurant owners or retailers in general. These and other risks are discussed from time to time in the Company’s SEC reports, including its Form 10-K for the year ended December 25, 2007 and its quarterly reports on Form 10-Q.

Schedule I
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share amounts)

	For the 14 Weeks	For the 13 Weeks
	Ended	Ended	For the fiscal year ended
	December 30, 2008	December 25, 2007	December 30, 2008	December 25, 2007

Revenues:
Bakery-cafe sales	$302,967	$255,914	$1,106,295	$894,902
Franchise royalties and fees	21,117	17,632	74,800	67,188
Fresh dough sales to franchisees	33,728	27,297	117,758	104,601

Total revenue	357,812	300,843	1,298,853	1,066,691
Costs and expenses:
Bakery-cafe expenses:
Cost of food and paper products	$88,802	$76,771	$332,697	$271,442
Labor	95,619	80,832	352,462	286,238
Occupancy	24,056	19,925	90,390	70,398
Other operating expenses	39,935	33,518	147,033	121,325

Total bakery-cafe expenses	248,412	211,046	922,582	749,403
Fresh dough cost of sales to franchisees	28,191	23,792	108,573	92,852
Depreciation and amortization	18,057	15,516	67,225	57,903
General and administrative expenses	20,984	16,039	84,393	68,966
Pre-opening expenses	500	3,601	3,374	8,289

Total costs and expenses	316,144	269,994	1,186,147	977,413

Operating profit	41,668	30,849	112,706	89,278
Interest expense	208	283	1,606	483
Other (income) expense, net	76	1,065	883	333

Income before minority interest and income taxes	41,384	29,501	110,217	88,462
Income (loss) allocable to minority interest	494	(308)	1,509	(428)

Income before income taxes	40,890	29,809	108,708	88,890
Income taxes	15,341	11,975	41,272	31,434

Net income	$25,549	$17,834	$67,436	$57,456

Basic net income per share	$0.84	$0.56	$2.24	$1.81
Diluted net income per share	$0.84	$0.56	$2.22	$1.79
Shares used in calculation of basic EPS	30,263	31,792	30,059	31,708
Shares used in calculation of diluted EPS	30,576	32,098	30,422	32,178
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.
The Company’s fiscal year ended December 30, 2008 consisted of 53 weeks, while the Company’s fiscal year ended December 25, 2007 consisted of 52 weeks. As a result, the Company’s results for the quarter and fiscal year ended December 30, 2008 included an additional week of results as compared to the comparable periods in 2007.

Schedule I (continued)
PANERA BREAD COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
MARGIN ANALYSIS
(unaudited)
The following table sets forth the percentage relationship to total revenues, except where otherwise indicated, of certain items included in the Company’s consolidated statements of operations for the period indicated. Percentages may not add due to rounding:

	For the 14 Weeks	For the 13 Weeks
	Ended	Ended	For the fiscal year ended
	December 30, 2008	December 25, 2007	December 30, 2008	December 25, 2007
Revenues:
Bakery-cafe sales	84.7%	85.1%	85.2%	83.9%
Franchise royalties and fees	5.9	5.9	5.8	6.3
Fresh dough sales to franchisees	9.4	9.1	9.1	9.8

Total revenue	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Bakery-cafe expenses (1):
Cost of food and paper products	29.3%	30.0%	30.1%	30.3%
Labor	31.6	31.6	31.9	32.0
Occupancy	7.9	7.8	8.2	7.9
Other operating expenses	13.2	13.1	13.3	13.6

Total bakery-cafe expenses	82.0	82.5	83.4	83.7
Fresh dough cost of sales to franchisees (2)	83.6	87.2	92.2	88.8
Depreciation and amortization	5.0	5.2	5.2	5.4
General and administrative expenses	5.9	5.3	6.5	6.5
Pre-opening expenses	0.1	1.2	0.3	0.8

Total costs and expenses	88.4	89.7	91.3	91.6

Operating profit	11.6	10.3	8.7	8.4
Interest expense	0.1	0.1	0.1	0.1
Other (income) expense, net	—	0.4	0.1	—

Income before minority interest and income taxes	11.5	9.8	8.5	8.3
Income (loss) allocable to minority interest	0.1	(0.1)	0.1	—

Income before income taxes	11.4	9.9	8.4	8.3
Income taxes	4.3	4.0	3.2	2.9

Net income	7.1%	5.9%	5.2%	5.4%

(1)	As a percentage of Company-owned bakery-cafe sales.

(2)	As a percentage of fresh dough sales to franchisees.
Beginning in the first quarter of 2008, the Company changed the classification of certain amounts between fresh dough cost of sales to franchisees and cost of food and paper products. The Company has reclassified prior periods in order to conform to the current presentation.
The Company’s fiscal year ended December 30, 2008 consisted of 53 weeks, while the Company’s fiscal year ended December 25, 2007 consisted of 52 weeks. As a result, the Company’s results for the quarter and fiscal year ended December 30, 2008 included an additional week of results as compared to the comparable periods in 2007.

PANERA BREAD COMPANY
Schedule II — Supplemental Sales and Bakery-Cafe Information

	Historical System-Wide AWS
	2007	2006	2005	2004	2003	2002
AWS	$38,668	$39,150	$38,318	$36,008	$35,617	$35,388

	2008 Company-Owned AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	35	89	77	361	562
Q1 08	$39,083	$34,278	$35,594	$38,479	$37,379
Q2 08	$35,776	$34,967	$37,111	$40,137	$38,734
Q3 08	$36,383	$33,007	$35,866	$38,914	$37,424
Q4 08	$36,943	$33,876	$37,418	$40,335	$38,706
2008 YTD	$36,694	$33,964	$36,515	$39,480	$38,066

	2008 Franchise-Operated AWS By Year Opened
				2005 Opens
	2008 Opens	2007 Opens	2006 Opens	& Prior	Total
Bakery-Cafes	67	81	83	532	763
Q1 08	$34,693	$34,891	$34,019	$40,895	$39,330
Q2 08	$35,690	$35,869	$35,389	$42,153	$40,464
Q3 08	$35,090	$35,153	$35,051	$41,211	$39,550
Q4 08	$36,080	$35,962	$36,422	$43,062	$41,036
2008 YTD	$35,665	$35,478	$35,243	$41,853	$40,126

	Year-Over-Year Change in Company-Owned AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (a)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	9.2%	6.1%	2.1%	1.5%	3.3%
Q2 08	N/A	8.8%	10.0%	5.4%	4.5%	6.5%
Q3 08	N/A	-1.9%	5.9%	1.9%	0.8%	3.0%
Q4 08	N/A	-2.6%	3.3%	0.2%	-0.6%	9.8%
2008 YTD	N/A	0.4%	6.3%	2.4%	1.4%	5.8%
(a) Change in Company-owned AWS in 2008 from 2007 compares 89 bakery-cafes in 2008 against 14, 31, 50 and 89 bakery-cafes at the end of the first, second, third, and fourth quarters of 2007, respectively.

	Year-Over-Year Change in Franchise-Operated AWS and Comp Sales
				2005 Opens
	2008 Opens	2007 Opens (b)	2006 Opens	& Prior	AWS Total	Comp Sales Total
Q1 08	N/A	-16.7%	3.0%	1.6%	0.0%	1.7%
Q2 08	N/A	-3.7%	9.5%	4.9%	3.6%	4.8%
Q3 08	N/A	1.2%	4.4%	3.4%	2.2%	3.5%
Q4 08	N/A	1.6%	5.4%	2.0%	1.0%	10.7%
2008 YTD	N/A	-1.2%	5.6%	3.1%	1.8%	5.3%
(b) Change in Franchise-operated AWS in 2008 from 2007 compares 81 bakery-cafes in 2008 against 18, 40, 56, and 81 bakery-cafes at the end of the first, second, third, and fourth quarters of 2007, respectively.

	Bakery-Cafe Openings
	Company	Franchise	Total		Company	Franchise	Total
Q1 08	14	13	27	Q1 07	14	17	31
Q2 08	6	13	19	Q2 07	17	22	39
Q3 08	7	17	24	Q3 07	19	16	35
Q4 08	8	24	32	Q4 07	39	25	64
2008 YTD	35	67	102	2007 YTD	89	80	169
Note: Bakery-cafe sales, operating weeks, AWS and bakery-cafe openings metrics include activity for Paradise Bakery & Café prospectively from the acquisition date of February 1, 2007. The 2007 bakery-cafe openings do not include one Paradise franchise -operated bakery-cafe which opened in January 2007.
AWS — average weekly sales for the time periods indicated.
Comp Sales — comparable bakery-cafe sales increases for the time period indicated, which exclude closed locations and are based on sales for bakery-cafes that have been in operation and owned for at least 18 months. Comparable bakery-cafe sales also exclude the impact from Paradise bakery-cafes.

PANERA BREAD COMPANY
Schedule III — Comparable Bakery-Cafe Sales Information

	For the 4 weeks	For the 5 weeks	For the 5 weeks	For the 14 weeks	For the fiscal year
	ended	ended	ended	ended	ended
	October 21, 2008	November 25, 2008	December 30, 2008 (1)	December 30, 2008 (1)	December 30, 2008 (1)
Company-owned	2.4%	5.4%	22.4%	9.8%	5.8%
Franchise-operated	3.1%	6.1%	23.7%	10.7%	5.3%
System-wide	2.8%	5.8%	23.2%	10.3%	5.5%
Note: Company-owned comparable bakery-cafe sales percentages are based on sales from bakery-cafes that have been in operation and Company-owned for at least 18 months. Franchise-operated comparable bakery-cafe sales percentages are based on sales from franchised bakery-cafes, as reported by franchisees, that have been in operation and franchise-operated for at least 18 months. Both Company-owned and franchise-operated comparable bakery-cafe sales exclude closed locations and Paradise bakery-cafes.
(1)	The Company’s fiscal year ended December 30, 2008 consisted of 53 weeks, while the Company’s fiscal year ended December 25, 2007 consisted of 52 weeks. As a result, the Company’s results for the 5 weeks and 14 weeks ended December 30, 2008 included an additional week of results as compared to the comparable periods in 2007. Set forth below is comparable bakery-cafe sales information comparing the fiscal year 2008 periods listed below, which include an additional week due to the Company’s 53-week fiscal year for 2008, to comparable periods in fiscal year 2007 adjusted to add the additional week ended January 1, 2008 to the 2007 periods:

	For the 5 weeks ended	For the 14 weeks ended	For the fiscal year ended
	December 30, 2008	December 30, 2008	December 30, 2008
Company-owned	-2.0%	1.9%	3.6%
Franchise-operated	0.6%	3.3%	3.4%
System-wide	-0.5%	2.7%	3.4%